GSM

a Robert D. Grace Company

Gryphon Production Company, LLC.
Working Interest

Evaluation of Oil and Gas Reserves
as of December 31, 2012.

Gray County, Texas

Report Prepared: February 11, 2013

GSM

a Robert D. Grace Company

GSM, Inc.

A Professional Team of Registered Consulting Petroleum Engineers

Mailing Address: P. O. Box 50790
Amarillo, TX 79159-0790
Website: www.gsm-inc.com

Telephone: (806) 358-6894
Fax: (806) 358-6800
Email: gsmrdg@gsm-inc.com

February 11, 2013

Mr. Maxwell Grant, Chairman
Gryphon Production Company, LLC.
P.O. Box 742
Pampa, Texas 79066-0742

Re: Economic Evaluation of the Gryphon Production Company, LLC. working interest in proved developed oil and gas reserves in the JA Hood and Hood oil and gas leases located in Gray County, Texas.

Dear Mr. Grant:

An engineering evaluation of the Gryphon Production Company, LLC. working interest in two oil and gas leases with four producing wells and one disposal well, has been performed to determine the remaining recoverable reserves and future net revenues. This oil and gas reserve evaluation is in conformance with the current U.S. Security and Exchange Commission (SEC) rules, regulations, and definitions. The net reserves and net revenues shown in this study are based on arithmetic average product prices for the previous twelve (12) months prior to the December 31, 2012 evaluation date provided by Gryphon Production Company, LLC. These product prices were held flat over the remaining producing life of the properties. Operating expenses averaged over the last twelve months prior to December 31, 2012, also provided by the operator, were held constant over the life of the leases. All reserves and cash flows presented in this report are referenced as of December 31, 2012. A summary of the reserves, taxes, operating costs, capital costs and BFIT cash flows to the Gryphon Production Company, LLC. working interest in the two oil and gas leases are as follows:

	Gryphon Production Company, LLC. Working Interest *
Net Reserves to Evaluated Interests:	
Oil, BBL	21,281
Gas, MCF	0
Condensate, BBL	0
Future Net Revenue Before Operating Costs, Capital Costs, Severance, and Ad Valorem Taxes, $	1,982,108
Operating Costs, $	571,680

Severance and Ad Valorem Taxes, $	170,461
Capital Costs, $	0
Future Net Revenue:	
Undiscounted, $	1,239,966
Discounted Per Annum at 10 Percent, $	377,885

* Subject to round off correction.

If I can be of further assistance to you in any way, please do not hesitate to call me.

Respectfully,

STATE OF TEXAS
KEITH SELINGER
29700
LICENSED
PROFESSIONAL ENGINEER
11/2013

Keith Selinger
Vice President
Licensed Professional Engineer

GSM, INC.
TEXAS
F-001201

GSM, Inc.
Texas Board of Professional Engineers
Registration No. F-001201

KAS/as

TABLE OF CONTENTS

GENERAL

A reserve and present worth evaluation of the Gryphon Production Company, LLC. working interest in two oil and gas leases consisting of four producing wells and one disposal well located in Gray, County, Texas, has been completed per your request. This study evaluates proved developed producing reserves but does not consider behind pipe or undeveloped reserves. Future reserves and cash flows presented in this report are referenced as of December 31, 2012 and conform to the current U.S. Security and Exchange Commission (SEC) rules, regulations, and definitions. Attachment No. 1 is a map of Texas showing the location of Gray, County within the Texas Panhandle.

The working and net revenue interests evaluated in this report were provided by Gryphon Production Company, LLC. To evaluate these interests, the owners working interest, net revenue interest, monthly operating cost and product prices also provided by the operator, were utilized to determine when each property becomes uneconomical to operate. Net reserves and cash flows were then calculated for the evaluated working interests in each producing property. Production data and producing well count, were taken directly from Drilling Information, IHS Energy reports, or from data obtained from Gryphon Production Company, LLC.

For the wells evaluated in this study, the last twelve month historical average of the operating expenses and product prices were used. The U.S. Security and Exchange Commission (SEC) rules, regulations, and definitions were used as a guide to determine the initial product prices and monthly operating expenses. These values were held constant over the life of the properties, as required by SEC regulations. Texas severance taxes of 7.5 percent for gas and 4.6 percent for oil and condensate plus an ad valorem tax of 4.0 percent were utilized in the evaluation of these properties.

An IBM personal computer, Eureka Evaluation Program, and individual producing rate versus time curves were utilized to evaluate reserves and cash flows. The Eureka Program uses the initial producing rate, anticipated production decline, monthly operating expenses, severance taxes, ad valorem taxes, ownership interest, and product price to schedule production and revenue for a period of 60 years or until the projected revenue equals the projected monthly operating expense.

The BFIT economic evaluations for the evaluated properties are included in the Appendices of this report. Well name, operator, evaluated interest, and location are shown at the top of the economic evaluation sheets. Producing rate versus time plots, gas, oil, and condensate production data, along with Texas Comptroller product prices can also be found in the Report Appendices.

In my opinion, this study was prepared in accordance with good engineering practice and presents an estimate as of December 31, 2012, of the value of the proved developed producing reserves attributable to the Gryphon Production Company, LLC. working interests utilizing SEC rules, regulations and definitions. This engineering report does not consider any salvage value for the leases and well equipment nor the cost of abandoning the property. The reserves and cash flows presented in this report are estimates only and should not be construed as being exact quantities. The present remaining reserves ultimately recovered may be more or less than these estimates and the revenues and costs can likewise be expected to vary from those used in the study. Future operations that are not anticipated at this time could also affect the remaining recoverable reserves, costs, and values. Property identification, working interests, net revenue interest, taxes, product prices, and operating expenses used in this study were used as supplied to GSM, Inc. or based on GSM, Inc. experience with producing properties, and were not verified by inspection of internal records and files, nor was a

physical inspection made of the producing properties. The reserves and cash flows estimated in this report are based on the assumption that the properties are not negatively affected by the existence of hazardous substances or detrimental environmental conditions. GSM, Inc. as experts in the identification of hazardous substances or detrimental environmental conditions has not been asked to visit the various leases or to render an opinion as to the properties' environmental condition. It is possible that tests and inspections conducted by a qualified hazardous substance or an environmental expert could reveal the existence of hazardous material and/or environmental conditions on or around the properties that would negatively affect the properties' value. The present value presented in this report does not necessarily represent the fair market value (FMV) of the evaluated interest. GSM, Inc. reserves the right to alter the calculation of reserves and cash flows, presented in this report if corrections to these data are subsequently required. All numbers shown on the attachments are subject to round off correction. This report may not be reproduced in part or in total, nor may it be used in a private placement memorandum or sale prospectus without the expressed written permission of GSM, Inc.

EVALUATION METHOD

Individual monthly production data for the two oil and gas leases were plotted through December 31, 2012, and projected into the future. Remaining recoverable reserves were determined from the established trends seen on the producing rate versus time plots. All of the evaluated wells appear to be producing at capacity or were determined to be at capacity as of December 31, 2012. The projected starting rates, as of December 31, 2012, and the anticipated declines are shown on the individual producing rate versus time curves included in the Appendices of this report.

CONCLUSIONS

A one-line summary of reserves and cash flows and a schedule of future production with generated revenues to the Gryphon Production Company, LLC. working interest under the pricing conditions set out above are shown on Attachments Nos. 2 and 3, respectively.

The net cumulative BFIT cash flow discounted at ten percent for the proved developed producing reserves is $377,885. The corresponding undiscounted BFIT cash flow is $1,239,966. These cash flows will be generated by net remaining recoverable reserves of 0 MCF of gas 21,281 STB of oil, and 0 STB of condensate.

COMPLIANCE WITH APPRAISAL STANDARDS

This appraisal is based on engineering principles and procedures generally accepted in the petroleum industry (Society of Petroleum Engineers and Society of Petroleum Evaluation Engineers) and complies with the Uniform Standards of Professional Appraisal Practice (USAP) and Internal Revenue Service (IRS) standards (Treasury Reg. 20.2031-1(b)).

Neither GSM nor any of its employees or associates has any present or contemplated interest in the subject properties. Neither the employment of the firm nor the compensation received by this firm is contingent upon our determination of value of the subject properties.


10
8A
9
7B
5
6
8
7C
3
1
2
4
TEXAS AREA MAP
GRAY COUNTY, TEXAS

ATTACHMENT NO. 1

SUMMARY

G.S.M., INC.
RESERVOIR ENGINEERING
RESERVES AND ECONOMICS

Monday Feb 11, 2013
09:02:17 AM

AS of Date: JAN2013

LIFE	GROSS WELLCOUNT ---WELLS---	GROSS OIL PRODUCTION ---MBBLS---	GROSS COND PRODUCTION ---MBBLS---	GROSS GAS PRODUCTION ---MMSCF---	NET OIL PRODUCTION ---MBBLS---	NET COND PRODUCTION ---MBBLS---	NET GAS PRODUCTION ---MMSCF---	NET TOTAL LOE+TAX ----M$-----	NET BFIT CASHFLOW ----M$-----	BFIT CF DISC 10.00% ----M$-----
HOOD (00677) 60Yr	2.000	12.024	0.000	0.000	9.942	0.000	0.000	365.479	560.554	187.734
J.A. HOOD (00336) 60Yr	2.000	13.713	0.000	0.000	11.339	0.000	0.000	376.662	679.412	190.150
SUMMARY 60Yr	4.000	25.737	0.000	0.000	21.281	0.000	0.000	742.141	1239.966	377.885

ATTACHMENT NO. 2

SUMMARY

G.S.M., INC.
RESERVOIR ENGINEERING
RESERVES AND ECONOMICS

Monday Feb 11, 2013
09:01:51 AM

AS of Date: JAN2013

SUMMARY
GRYPHON PRODUCTION
AS OF JAN 1, 2013
PROVED DEVELOPED PRODUCING
BFIT EVALUATION

SUMMARY
GRYPHON PRODUCTION COMPANY LLC
CONSTANT PRICE CASE
BFIT EVALUATION

NPV 5.000%	588.618	BFIT
NPV 12.00%	331.017	BFIT
NPV 15.00%	279.778	BFIT
NPV 20.00%	223.670	BFIT
NPV 25.00%	187.418	BFIT
IRR	>100%	BFIT
PAYOUT	JAN2013	BFIT
PI	N/A	BFIT

	PRICES BEGINING	PRICES ENDING	PRICES AVERAGE	GROSS RESERVES CUMULATIVE	GROSS RESERVES REMAINING	GROSS RESERVES ULTIMATE	GROSS RESERVES %REMANING	
OIL	93.14	93.14	93.14	0.000	25.737	25.737	100.000	OIL
GAS	0.00	0.00	0.00	0.000	0.000	0.000	0.000	GAS
COND	0.00	0.00	0.00	0.000	0.000	0.000	0.000	COND
PRDT	0.00	0.00	0.00	0.000	0.000	0.000	0.000	PRDT

YEAR	GROSS WELLCOUNT ---WELLS---	GROSS OIL PRODUCTION ---MBBLS---	GROSS COND PRODUCTION ---MBBLS---	GROSS GAS PRODUCTION ---MMSCF---	NET OIL PRODUCTION ---MBBLS---	NET COND PRODUCTION ---MBBLS---	NET GAS PRODUCTION ---MMSCF---	AVERAGE OIL PRICE ---$/BBL---	AVERAGE COND PRICE ---$/BBL---	AVERAGE GAS PRICE --$/MSCF---
2013(12Mo)	4.000	0.806	0.000	0.000	0.666	0.000	0.000	93.140	0.000	0.000
2014	4.000	0.786	0.000	0.000	0.650	0.000	0.000	93.140	0.000	0.000
2015	4.000	0.767	0.000	0.000	0.634	0.000	0.000	93.140	0.000	0.000
2016	4.000	0.749	0.000	0.000	0.619	0.000	0.000	93.140	0.000	0.000
2017	4.000	0.730	0.000	0.000	0.604	0.000	0.000	93.140	0.000	0.000
2018	4.000	0.713	0.000	0.000	0.589	0.000	0.000	93.140	0.000	0.000
2019	4.000	0.695	0.000	0.000	0.575	0.000	0.000	93.140	0.000	0.000
2020	4.000	0.679	0.000	0.000	0.561	0.000	0.000	93.140	0.000	0.000
2021	4.000	0.662	0.000	0.000	0.548	0.000	0.000	93.140	0.000	0.000
2022	4.000	0.646	0.000	0.000	0.534	0.000	0.000	93.140	0.000	0.000
2023	4.000	0.631	0.000	0.000	0.521	0.000	0.000	93.140	0.000	0.000
2024	4.000	0.615	0.000	0.000	0.509	0.000	0.000	93.140	0.000	0.000
2025	4.000	0.600	0.000	0.000	0.496	0.000	0.000	93.140	0.000	0.000
2026	4.000	0.586	0.000	0.000	0.485	0.000	0.000	93.140	0.000	0.000
2027	4.000	0.572	0.000	0.000	0.473	0.000	0.000	93.140	0.000	0.000
SUBTOTAL	4.000	10.238	0.000	0.000	8.466	0.000	0.000	93.140	0.000	0.000
REMAINING	4.000	15.498	0.000	0.000	12.815	0.000	0.000	93.140	0.000	0.000
TOT 60Yr	4.000	25.737	0.000	0.000	21.281	0.000	0.000	93.140	0.000	0.000

YEAR	NET TOTAL REVENUE ----M$----	NET TOTAL LOE ----M$----	NET TOTAL PROD TAX ----M$----	NET TOTAL LOE+TAX ----M$----	NET LEASE REVENUE ----M$----	NET TOTAL INVESTMENTS ----M$----	NET BFIT CASHFLOW ----M$----	CUM BFIT CASHFLOW ----M$----	BFIT CF DISC 10.00% ----M$----	CUM BFIT CF DISC 10.00% ----M$----
2013(12Mo)	62.076	9.528	5.339	14.867	47.210	0.000	47.210	47.210	44.862	44.862
2014	60.566	9.528	5.209	14.737	45.829	0.000	45.829	93.039	39.591	84.453
2015	59.093	9.528	5.082	14.610	44.483	0.000	44.483	137.522	34.935	119.387
2016	57.658	9.528	4.959	14.487	43.171	0.000	43.171	180.693	30.822	150.209
2017	56.258	9.528	4.838	14.366	41.891	0.000	41.891	222.585	27.189	177.398
2018	54.893	9.528	4.721	14.249	40.644	0.000	40.644	263.229	23.982	201.380
2019	53.562	9.528	4.606	14.134	39.427	0.000	39.427	302.656	21.149	222.529
2020	52.264	9.528	4.495	14.023	38.241	0.000	38.241	340.897	18.648	241.177
2021	50.998	9.528	4.386	13.914	37.084	0.000	37.084	377.982	16.440	257.617
2022	49.764	9.528	4.280	13.808	35.957	0.000	35.957	413.938	14.491	272.108
2023	48.561	9.528	4.176	13.704	34.857	0.000	34.857	448.795	12.771	284.878
2024	47.388	9.528	4.075	13.603	33.784	0.000	33.784	482.580	11.252	296.131
2025	46.244	9.528	3.977	13.505	32.739	0.000	32.739	515.318	9.913	306.043
2026	45.128	9.528	3.881	13.409	31.719	0.000	31.719	547.037	8.731	314.774
2027	44.040	9.528	3.787	13.315	30.724	0.000	30.724	577.761	7.688	322.463
SUBTOTAL	788.492	142.920	67.810	210.730	577.761	0.000	577.761	577.761	322.463	322.463
REMAINING	1193.616	428.760	102.651	531.411	662.205	0.000	662.205	1239.966	55.422	377.885
TOT 60Yr	1982.108	571.680	170.461	742.141	1239.966	0.000	1239.966	1239.966	377.885	377.885

ATTACHMENT NO. 3

Appendices

SUMMARY

G.S.M., INC.
RESERVOIR ENGINEERING
RESERVES AND ECONOMICS

Monday Feb 11, 2013
09:01:51 AM

AS of Date: JAN2013

SUMMARY
GRYPHON PRODUCTION
AS OF JAN 1, 2013
PROVED DEVELOPED PRODUCING
BFIT EVALUATION

SUMMARY
GRYPHON PRODUCTION COMPANY LLC
CONSTANT PRICE CASE
BFIT EVALUATION

NPV 5.000%	588.618	BFIT
NPV 12.00%	331.017	BFIT
NPV 15.00%	279.778	BFIT
NPV 20.00%	223.670	BFIT
NPV 25.00%	187.418	BFIT
IRR	>100%	BFIT
PAYOUT	JAN2013	BFIT
PI	N/A	BFIT

	PRICES			GROSS RESERVES				
	BEGINING	ENDING	AVERAGE	CUMULATIVE	REMAINING	ULTIMATE	%REMANING	
OIL	93.14	93.14	93.14	0.000	25.737	25.737	100.000	OIL
GAS	0.00	0.00	0.00	0.000	0.000	0.000	0.000	GAS
COND	0.00	0.00	0.00	0.000	0.000	0.000	0.000	COND
PRDT	0.00	0.00	0.00	0.000	0.000	0.000	0.000	PRDT

YEAR	GROSS WELLCOUNT ---WELLS---	GROSS OIL PRODUCTION ---MBBLS---	GROSS COND PRODUCTION ---MBBLS---	GROSS GAS PRODUCTION ---MMSCF---	NET OIL PRODUCTION ---MBBLS---	NET COND PRODUCTION ---MBBLS---	NET GAS PRODUCTION ---MMSCF---	AVERAGE OIL PRICE ---$/BBL---	AVERAGE COND PRICE ---$/BBL---	AVERAGE GAS PRICE --$/MSCF---
2013(12Mo)	4.000	0.806	0.000	0.000	0.666	0.000	0.000	93.140	0.000	0.000
2014	4.000	0.786	0.000	0.000	0.650	0.000	0.000	93.140	0.000	0.000
2015	4.000	0.767	0.000	0.000	0.634	0.000	0.000	93.140	0.000	0.000
2016	4.000	0.749	0.000	0.000	0.619	0.000	0.000	93.140	0.000	0.000
2017	4.000	0.730	0.000	0.000	0.604	0.000	0.000	93.140	0.000	0.000
2018	4.000	0.713	0.000	0.000	0.589	0.000	0.000	93.140	0.000	0.000
2019	4.000	0.695	0.000	0.000	0.575	0.000	0.000	93.140	0.000	0.000
2020	4.000	0.679	0.000	0.000	0.561	0.000	0.000	93.140	0.000	0.000
2021	4.000	0.662	0.000	0.000	0.548	0.000	0.000	93.140	0.000	0.000
2022	4.000	0.646	0.000	0.000	0.534	0.000	0.000	93.140	0.000	0.000
2023	4.000	0.631	0.000	0.000	0.521	0.000	0.000	93.140	0.000	0.000
2024	4.000	0.615	0.000	0.000	0.509	0.000	0.000	93.140	0.000	0.000
2025	4.000	0.600	0.000	0.000	0.496	0.000	0.000	93.140	0.000	0.000
2026	4.000	0.586	0.000	0.000	0.485	0.000	0.000	93.140	0.000	0.000
2027	4.000	0.572	0.000	0.000	0.473	0.000	0.000	93.140	0.000	0.000
SUBTOTAL	4.000	10.238	0.000	0.000	8.466	0.000	0.000	93.140	0.000	0.000
REMAINING	4.000	15.498	0.000	0.000	12.815	0.000	0.000	93.140	0.000	0.000
TOT 60Yr	4.000	25.737	0.000	0.000	21.281	0.000	0.000	93.140	0.000	0.000

YEAR	NET TOTAL REVENUE ----M$-----	NET TOTAL LOE ----M$-----	NET TOTAL PROD TAX ----M$-----	NET TOTAL LOE+TAX ----M$-----	NET LEASE REVENUE ----M$-----	NET TOTAL INVESTMENTS ----M$-----	NET BFIT CASHFLOW ----M$-----	CUM BFIT CASHFLOW ----M$-----	BFIT CF DISC 10.00% ----M$-----	CUM BFIT CF DISC 10.00% ----M$-----
2013(12Mo)	62.076	9.528	5.339	14.867	47.210	0.000	47.210	47.210	44.862	44.862
2014	60.566	9.528	5.209	14.737	45.829	0.000	45.829	93.039	39.591	84.453
2015	59.093	9.528	5.082	14.610	44.483	0.000	44.483	137.522	34.935	119.387
2016	57.658	9.528	4.959	14.487	43.171	0.000	43.171	180.693	30.822	150.209
2017	56.258	9.528	4.838	14.366	41.891	0.000	41.891	222.585	27.189	177.398
2018	54.893	9.528	4.721	14.249	40.644	0.000	40.644	263.229	23.982	201.380
2019	53.562	9.528	4.606	14.134	39.427	0.000	39.427	302.656	21.149	222.529
2020	52.264	9.528	4.495	14.023	38.241	0.000	38.241	340.897	18.648	241.177
2021	50.998	9.528	4.386	13.914	37.084	0.000	37.084	377.982	16.440	257.617
2022	49.764	9.528	4.280	13.808	35.957	0.000	35.957	413.938	14.491	272.108
2023	48.561	9.528	4.176	13.704	34.857	0.000	34.857	448.795	12.771	284.878
2024	47.388	9.528	4.075	13.603	33.784	0.000	33.784	482.580	11.252	296.131
2025	46.244	9.528	3.977	13.505	32.739	0.000	32.739	515.318	9.913	306.043
2026	45.128	9.528	3.881	13.409	31.719	0.000	31.719	547.037	8.731	314.774
2027	44.040	9.528	3.787	13.315	30.724	0.000	30.724	577.761	7.688	322.463
SUBTOTAL	708.492	142.920	67.810	210.730	577.761	0.000	577.761	577.761	322.463	322.463
REMAINING	1193.616	428.760	102.651	531.411	662.205	0.000	662.205	1239.966	55.422	377.885
TOT 60Yr	1982.108	571.680	170.461	742.141	1239.966	0.000	1239.966	1239.966	377.885	377.885

SUMMARY

G.S.H., INC.
RESERVOIR ENGINEERING
RESERVES AND ECONOMICS

Monday Feb 11, 2013
09:02:17 AM

AS of Date: JAN2013

LIFE	GROSS WELLCOUNT ---WELLS---	GROSS OIL PRODUCTION ---MBBLS---	GROSS COND PRODUCTION ---MBBLS---	GROSS GAS PRODUCTION ---MMSCF---	NET OIL PRODUCTION ---MBBLS---	NET COND PRODUCTION ---MBBLS---	NET GAS PRODUCTION ---MMSCF---	NET TOTAL LOE+TAX ----M$-----	NET BFIT CASHFLOW ----M$-----	BFIT CF DISC 10.00% ----M$-----
HOOD (00677) 60Yr	2.000	12.024	0.000	0.000	9.942	0.000	0.000	365.479	560.554	187.734
J.A. HOOD (00336) 60Yr	2.000	13.713	0.000	0.000	11.339	0.000	0.000	376.662	679.412	190.150
SUMMARY 60Yr	4.000	25.737	0.000	0.000	21.281	0.000	0.000	742.141	1239.966	377.885

G.S.M., INC.
RESERVOIR ENGINEERING
RESERVES AND ECONOMICS

Monday Feb 11, 2013 09:01:21 AM

AS of Date: JAN2013

NAME: HOOD (00677)
FIELD: PANHANDLE GRAY COUNTY
LOCATION: GRAY COUNTY, TEXAS
FORMATION: PERMIAN
OPERATOR: GRYPHON PRODUCTION COMPANY, LL

GRYPHON PRODUCTION COMPANY, LLC.
PROVED DEVELOPED PRODUCING
WORKING INTEREST
CONSTANT PRICE CASE
BFIT ECONOMIC EVALUATION

NPV 5.000%	284.972	BFIT
NPV 12.00%	165.372	BFIT
NPV 15.00%	140.609	BFIT
NPV 20.00%	113.121	BFIT
NPV 25.00%	95.162	BFIT
IRR	>100%	BFIT
PAYOUT	JAN2013	BFIT
PI	N/A	BFIT

======= INTERESTS AND EFFECTIVE DATE =======

COST	OIL	GAS	COND	PRODT	DATE
1.00000	0.82687	0.82687	0.82687	0.82687	JAN2013

	PRICES BEGINING	PRICES ENDING	PRICES AVERAGE	GROSS RESERVES CUMULATIVE	GROSS RESERVES REMAINING	GROSS RESERVES ULTIMATE	GROSS RESERVES %REMAINING	
OIL	93.14	93.14	93.14	0.000	12.024	12.024	100.000	OIL
GAS	0.00	0.00	0.00	0.000	0.000	0.000	0.000	GAS
COND	0.00	0.00	0.00	0.000	0.000	0.000	0.000	COND
PRDT	0.00	0.00	0.00	0.000	0.000	0.000	0.000	PRDT

YEAR	GROSS WELLCOUNT ---WELLS---	GROSS OIL PRODUCTION ---MBBLS---	GROSS COND PRODUCTION ---MBBLS---	GROSS GAS PRODUCTION ---MMSCF---	NET OIL PRODUCTION ---MBBLS---	NET COND PRODUCTION ---MBBLS---	NET GAS PRODUCTION ---MMSCF---	AVERAGE OIL PRICE ---$/BBL---	AVERAGE COND PRICE ---$/BBL---	AVERAGE GAS PRICE --$/MSCF---
2013(12Mo)	2.000	0.414	0.000	0.000	0.342	0.000	0.000	93.140	0.000	0.000
2014	2.000	0.402	0.000	0.000	0.333	0.000	0.000	93.140	0.000	0.000
2015	2.000	0.391	0.000	0.000	0.323	0.000	0.000	93.140	0.000	0.000
2016	2.000	0.380	0.000	0.000	0.314	0.000	0.000	93.140	0.000	0.000
2017	2.000	0.369	0.000	0.000	0.305	0.000	0.000	93.140	0.000	0.000
2018	2.000	0.359	0.000	0.000	0.297	0.000	0.000	93.140	0.000	0.000
2019	2.000	0.349	0.000	0.000	0.288	0.000	0.000	93.140	0.000	0.000
2020	2.000	0.339	0.000	0.000	0.280	0.000	0.000	93.140	0.000	0.000
2021	2.000	0.329	0.000	0.000	0.272	0.000	0.000	93.140	0.000	0.000
2022	2.000	0.320	0.000	0.000	0.264	0.000	0.000	93.140	0.000	0.000
2023	2.000	0.311	0.000	0.000	0.257	0.000	0.000	93.140	0.000	0.000
2024	2.000	0.302	0.000	0.000	0.250	0.000	0.000	93.140	0.000	0.000
2025	2.000	0.293	0.000	0.000	0.243	0.000	0.000	93.140	0.000	0.000
2026	2.000	0.285	0.000	0.000	0.236	0.000	0.000	93.140	0.000	0.000
2027	2.000	0.277	0.000	0.000	0.229	0.000	0.000	93.140	0.000	0.000
SUBTOTAL	2.000	5.120	0.000	0.000	4.234	0.000	0.000	93.140	0.000	0.000
REMAINING	2.000	6.904	0.000	0.000	5.709	0.000	0.000	93.140	0.000	0.000
TOT 60Yr	2.000	12.024	0.000	0.000	9.942	0.000	0.000	93.140	0.000	0.000

YEAR	NET TOTAL REVENUE ----M$-----	NET TOTAL LOE ----M$-----	NET TOTAL PROD TAX ----M$-----	NET TOTAL LOE+TAX ----M$-----	NET LEASE REVENUE ----M$-----	NET TOTAL INVESTMENTS ----M$-----	NET BFIT CASHFLOW ----M$-----	CUM BFIT CASHFLOW ----M$-----	BFIT CF DISC 10.00% ----M$-----	CUM BFIT CF DISC 10.00% ----M$-----
2013(12Mo)	31.887	4.764	2.742	7.506	24.381	0.000	24.381	24.381	23.169	23.169
2014	30.985	4.764	2.665	7.429	23.557	0.000	23.557	47.937	20.351	43.520
2015	30.109	4.764	2.589	7.353	22.756	0.000	22.756	70.693	17.872	61.392
2016	29.258	4.764	2.516	7.280	21.978	0.000	21.978	92.671	15.692	77.083
2017	28.431	4.764	2.445	7.209	21.222	0.000	21.222	113.893	13.774	90.858
2018	27.627	4.764	2.376	7.140	20.487	0.000	20.487	134.380	12.089	102.946
2019	26.846	4.764	2.309	7.073	19.773	0.000	19.773	154.153	10.607	113.553
2020	26.087	4.764	2.243	7.007	19.079	0.000	19.079	173.232	9.304	122.857
2021	25.349	4.764	2.180	6.944	18.405	0.000	18.405	191.638	8.160	131.017
2022	24.633	4.764	2.118	6.882	17.750	0.000	17.750	209.388	7.154	138.171
2023	23.936	4.764	2.059	6.823	17.114	0.000	17.114	226.502	6.270	144.441
2024	23.259	4.764	2.000	6.764	16.495	0.000	16.495	242.997	5.494	149.935
2025	22.602	4.764	1.944	6.708	15.894	0.000	15.894	258.891	4.813	154.748
2026	21.963	4.764	1.889	6.653	15.310	0.000	15.310	274.201	4.214	158.962
2027	21.342	4.764	1.835	6.599	14.742	0.000	14.742	288.943	3.689	162.652
SUBTOTAL	394.314	71.460	33.911	105.371	288.943	0.000	288.943	288.943	162.652	162.652
REMAINING	531.719	214.380	45.728	260.108	271.611	0.000	271.611	560.554	25.082	187.734
TOT 60Yr	926.033	285.840	79.639	365.479	560.554	0.000	560.554	560.554	187.734	187.734

8

C:\Program Files\Eureka95\gryphon 2013\HOOD.eur

G.S.M., INC.
RESERVOIR ENGINEERING
RESERVES AND ECONOMICS

Monday Feb 11, 2013 09:00:17 AM

AS of Date: JAN2013

NAME: J.A. HOOD (00336)
FIELD: PANHANDLE GRAY COUNTY
LOCATION: GRAY COUNTY, TEXAS
FORMATION: PERMIAN
OPERATOR: GRYPHON PRODUCTION COMPANY, LL

GRYPHON PRODUCTION COMPANY, LLC.
PROVED DEVELOPED PRODUCING
WORKING INTEREST
CONSTANT PRICE CASE
BFIT ECONOMIC EVALUATION

NPV 5.000%	303.646 BFIT
NPV 12.00%	165.644 BFIT
NPV 15.00%	139.169 BFIT
NPV 20.00%	110.549 BFIT
NPV 25.00%	92.256 BFIT
IRR	>100% BFIT
PAYOUT	JAN2013 BFIT
PI	N/A BFIT

INTERESTS AND EFFECTIVE DATE

COST	OIL	GAS	COND	PRODT	DATE
1.00000	0.82687	0.82687	0.82687	0.82687	JAN2013

	PRICES BEGINING	ENDING	AVERAGE	GROSS RESERVES CUMULATIVE	REMAINING	ULTIMATE	%REMAINING	
OIL	93.14	93.14	93.14	0.000	13.713	13.713	100.000	OIL
GAS	0.00	0.00	0.00	0.000	0.000	0.000	0.000	GAS
COND	0.00	0.00	0.00	0.000	0.000	0.000	0.000	COND
PRDT	0.00	0.00	0.00	0.000	0.000	0.000	0.000	PRDT

YEAR	GROSS WELLCOUNT ---WELLS---	GROSS OIL PRODUCTION ---MBBLS---	GROSS COND PRODUCTION ---MBBLS---	GROSS GAS PRODUCTION ---MMSCF---	NET OIL PRODUCTION ---MBBLS---	NET COND PRODUCTION ---MBBLS---	NET GAS PRODUCTION ---MMSCF---	AVERAGE OIL PRICE ---$/BBL---	AVERAGE COND PRICE ---$/BBL---	AVERAGE GAS PRICE --$/MSCF---
2013(12Mo)	2.000	0.392	0.000	0.000	0.324	0.000	0.000	93.140	0.000	0.000
2014	2.000	0.384	0.000	0.000	0.318	0.000	0.000	93.140	0.000	0.000
2015	2.000	0.376	0.000	0.000	0.311	0.000	0.000	93.140	0.000	0.000
2016	2.000	0.369	0.000	0.000	0.305	0.000	0.000	93.140	0.000	0.000
2017	2.000	0.361	0.000	0.000	0.299	0.000	0.000	93.140	0.000	0.000
2018	2.000	0.354	0.000	0.000	0.293	0.000	0.000	93.140	0.000	0.000
2019	2.000	0.347	0.000	0.000	0.287	0.000	0.000	93.140	0.000	0.000
2020	2.000	0.340	0.000	0.000	0.281	0.000	0.000	93.140	0.000	0.000
2021	2.000	0.333	0.000	0.000	0.275	0.000	0.000	93.140	0.000	0.000
2022	2.000	0.326	0.000	0.000	0.270	0.000	0.000	93.140	0.000	0.000
2023	2.000	0.320	0.000	0.000	0.264	0.000	0.000	93.140	0.000	0.000
2024	2.000	0.313	0.000	0.000	0.259	0.000	0.000	93.140	0.000	0.000
2025	2.000	0.307	0.000	0.000	0.254	0.000	0.000	93.140	0.000	0.000
2026	2.000	0.301	0.000	0.000	0.249	0.000	0.000	93.140	0.000	0.000
2027	2.000	0.295	0.000	0.000	0.244	0.000	0.000	93.140	0.000	0.000
SUBTOTAL	2.000	5.118	0.000	0.000	4.232	0.000	0.000	93.140	0.000	0.000
REMAINING	2.000	8.594	0.000	0.000	7.106	0.000	0.000	93.140	0.000	0.000
TOT 60Yr	2.000	13.713	0.000	0.000	11.339	0.000	0.000	93.140	0.000	0.000

YEAR	NET TOTAL REVENUE ----M$----	NET TOTAL LOE ----M$----	NET TOTAL PROD TAX ----M$----	NET TOTAL LOE+TAX ----M$----	NET LEASE REVENUE ----M$----	NET TOTAL INVESTMENTS ----M$----	NET BFIT CASHFLOW ----M$----	CUM BFIT CASHFLOW ----M$----	BFIT CF DISC 10.00% ----M$----	CUM BFIT CF DISC 10.00% ----M$----
2013(12Mo)	30.189	4.764	2.596	7.360	22.829	0.000	22.829	22.829	21.693	21.693
2014	29.581	4.764	2.544	7.308	22.273	0.000	22.273	45.102	19.240	40.933
2015	28.984	4.764	2.493	7.257	21.727	0.000	21.727	66.829	17.063	57.996
2016	28.400	4.764	2.442	7.206	21.193	0.000	21.193	88.022	15.130	73.126
2017	27.827	4.764	2.393	7.157	20.670	0.000	20.670	108.692	13.415	86.541
2018	27.266	4.764	2.345	7.109	20.157	0.000	20.157	128.849	11.893	98.434
2019	26.716	4.764	2.298	7.062	19.654	0.000	19.654	148.503	10.542	108.976
2020	26.177	4.764	2.251	7.015	19.162	0.000	19.162	167.665	9.344	118.319
2021	25.649	4.764	2.206	6.970	18.679	0.000	18.679	186.344	8.280	126.600
2022	25.132	4.764	2.161	6.925	18.206	0.000	18.206	204.550	7.337	133.937
2023	24.625	4.764	2.118	6.882	17.743	0.000	17.743	222.294	6.500	140.437
2024	24.128	4.764	2.075	6.839	17.289	0.000	17.289	239.583	5.758	146.195
2025	23.642	4.764	2.033	6.797	16.845	0.000	16.845	256.427	5.100	151.296
2026	23.165	4.764	1.992	6.756	16.409	0.000	16.409	272.836	4.517	155.812
2027	22.698	4.764	1.952	6.716	15.982	0.000	15.982	288.818	3.999	159.811
SUBTOTAL	394.177	71.460	33.899	105.359	288.818	0.000	288.818	288.818	159.811	159.811
REMAINING	661.897	214.380	56.923	271.303	390.594	0.000	390.594	679.412	30.339	190.150
TOT 60Yr	1056.074	285.840	90.822	376.662	679.412	0.000	679.412	679.412	190.150	190.150


Monthly Production (Log) vs Time for: 42-179-07613(2W), 42-179-83557(3), 42-179-83555(1)
County Name: Gray
Operator Name: Gryphon Production Company, Llc
Field Name: Panhandle Gray County Field
Lease Name: Hood
Cum Gas Prod: 23612
Cum Oil Prod: 180211
Lease Number: 677 Dist: 10
Well Number: Multiple Wells
Monthly Production Volume (MCF and BO)
10000
1000
100
10
1
Jan-1971
Jan-1973
Jan-1975
Jan-1977
Jan-1979
Jan-1981
Jan-1983
Jan-1985
Jan-1987
Jan-1989
Jan-1991
Jan-1993
Jan-1995
Jan-1997
Jan-1999
Jan-2001
Jan-2003
Jan-2005
Jan-2007
Jan-2009
Jan-2011
Jan-2013
Time
Oil
Gas
Water
Completions
drillinginfo
© 2013 DrillingInfo, Inc.

DrillingInfo One-Page Production Summary

drillinginfo

Tag This Element

API#	42-179-07613
Well#	2W
Lease	HOOD
Field	PANHANDLE GRAY COUNTY FIELD
Lease Operator	GRYPHON PRODUCTION COMPANY, LLC Well Op History
County	Gray
State	Texas
Location	0.0 null / 0.0 null, I&GN RR CO A-346 Block:3 Section:33
Elevation	2992 GR
Date Spud	--
Date TD	--
Logs Run	

Prod.	First Production	Most Recent Production	Cumulative (MCF & BBL)	Gravity (SG & API)	Gatherer
Oil	5/1/33	11/1/12	180,211	0.00	PLAML
Gas	5/1/33	11/1/12	23,612	0.00	

Most Recently Reported Monthly Production (12 Months)

Mo/Yr	Gas (MCF)					Oil (BBL)				Water (BW)	#Wells Flowing	#Wells Other	Avg Gas (MCF/D)	Avg Oil (BBL/D)	Avg Wtr (BW/D)
	Produced	Sold	Used	Vented/Flared	Other	Produced	Sold	Other	Closing						
12/2011	0	0	0	0	0	40	0	0	55	0	---	2	0.00	0.65	0.00
1/2012	0	0	0	0	0	21	0	0	76	0	---	2	0.00	0.34	0.00
2/2012	0	0	0	0	0	18	0	0	94	0	---	2	0.00	0.31	0.00
3/2012	0	0	0	0	0	30	89	0	35	0	---	2	0.00	0.48	0.00
4/2012	0	0	0	0	0	19	0	0	54	0	---	2	0.00	0.32	0.00
5/2012	0	0	0	0	0	52	88	0	18	0	---	2	0.00	0.84	0.00
6/2012	0	0	0	0	0	35	0	0	53	0	---	2	0.00	0.58	0.00
7/2012	0	0	0	0	0	24	0	0	77	0	---	2	0.00	0.39	0.00
8/2012	0	0	0	0	0	38	87	0	28	0	---	2	0.00	0.61	0.00
9/2012	0	0	0	0	0	51	0	0	79	0	---	2	0.00	0.85	0.00
10/2012	0	0	0	0	0	54	86	0	47	0	---	2	0.00	0.87	0.00
11/2012	0	0	0	0	0	29	0	0	76	0	---	2	0.00	0.48	0.00
Totals	0	0	0	0	0	411	350	0	692	0	---	---	---	---	---

Annual Production

Year	Gas (MCF)	Oil (BBL)	Water (BW)	#Wells Flowing	#Wells Other	Avg Gas (MCF/D)	Avg Oil (BBL/D)	Avg Wtr (BW/D)	Annual Dec. Gas	Annual Dec. Oil
1970	2,920	1,899	---	---	2	8.00	5.21	0.00	---	---
1971	2,920	1,553	---	---	2	4.00	2.13	0.00	---	18.2%
1972	2,928	2,223	---	---	2	4.01	3.05	0.00	---	---
1973	2,300	2,079	---	---	2	3.15	2.85	0.00	21.4%	6.5%
1974	1,460	1,901	---	---	2	2.00	2.61	0.00	36.5%	8.6%
1975	1,464	1,606	---	---	2	2.01	2.20	0.00	---	15.5%
1976	1,464	1,706	---	---	2	2.01	2.34	0.00	---	---
1977	1,202	1,763	4,580	---	2	1.65	2.42	6.28	17.9%	---
1978	652	1,796	17,288	---	2	0.89	2.46	23.70	45.8%	---
1979	178	1,779	5,646	---	2	0.24	2.44	7.74	72.7%	0.9%
1980	12	1,362	2,131	---	2	0.02	1.87	2.92	93.3%	23.4%
1981	23	1,434	2,210	---	2	0.03	1.97	3.03	---	---
1982	12	1,185	2,089	---	2	0.02	1.62	2.86	47.8%	17.4%

1983	12	1,035	2,311	---	2	0.02	1.42	3.17	---	12.7%
1984	12	1,269	3,084	---	2	0.02	1.74	4.23	---	---
1985	12	1,322	4,828	---	2	0.02	1.81	6.62	---	---
1986	12	508	1,649	---	2	0.02	0.70	2.26	---	61.6%
1987	12	244	297	---	1	0.03	0.67	0.81	---	52.0%
1988	12	239	436	---	1	0.03	0.66	1.20	---	2.0%
1989	12	224	417	---	1	0.03	0.61	1.14	---	6.3%
1990	12	1,388	2,434	---	1	0.03	3.80	6.67	---	---
1991	7	1,208	1,969	---	2	0.01	1.66	2.70	41.7%	13.0%
1992	12	1,306	1,996	---	2	0.02	1.79	2.74	---	---
1993	12	1,124	1,582	---	2	0.02	1.54	2.17	---	13.9%
1994	8	1,291	1,658	---	2	0.01	1.77	2.27	33.3%	---
1995	0	1,015	1,179	---	2	0.00	1.39	1.62	100.0%	21.4%
1996	0	869	911	---	2	0.00	1.19	1.25	---	14.4%
1997	0	861	797	---	2	0.00	1.18	1.09	---	0.9%
1998	0	922	756	---	2	0.00	1.26	1.04	---	---
1999	0	1,241	855	---	2	0.00	1.70	1.17	---	---
2000	0	1,187	684	---	2	0.00	1.63	0.94	---	4.4%
2001	0	938	434	---	2	0.00	1.29	0.59	---	21.0%
2002	0	753	327	---	2	0.00	1.03	0.45	---	19.7%
2003	0	840	417	---	2	0.00	1.15	0.57	---	---
2004	0	385	---	---	2	0.00	0.53	0.00	---	54.2%
2005	0	524	245	---	2	0.00	0.72	0.34	---	---
2006	0	637	420	---	2	0.00	0.87	0.58	---	---
2007	0	611	5,523	---	2	0.00	0.84	7.57	---	4.1%
2008	0	551	4,364	---	2	0.00	0.76	5.98	---	9.8%
2009	0	480	972	---	2	0.00	0.66	1.33	---	12.9%
2010	0	263	---	---	2	0.00	0.36	0.00	---	45.2%
2011	0	425	---	---	2	0.00	0.58	0.00	---	---
2012	0	371	---	---	2	0.00	0.55	0.00	---	12.7%
Totals	17,670	46,317	74,489	---	---	---	---	---	---	---

Back

Price Data Hub Page

drillinginfo

Lease Information

Lease Name:	HOOD	Lease Id or Gas Id:	677, District 10 Texas
Operator:	GRYPHON PRODUCTION COMPANY, LLC (292351) Additional Comptroller Info		
Address:	106 E FRANCIS AVE PAMPA TX		
Phone:	806-688-9697	Fax:	
Oil Gatherer:	(PLAML) PLAINS MARKETING, L.P.		
Address:	P O BOX 4648 HOUSTON TX 77210-4648		
Phone:	713-646-4502		
Cumulative Production:	180,211 BBL, 23,612 MCF	Most Recent Production:	11/2012: 1 BBL/Day, 0 MCF/Day

Product Price Data

Oil Sales							
Prod Date	Taxpayer Name	Other Party	Gross BBL	Gross $	Gross $/BBL	Trucking Cost	Gravity
10/2012	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	86	7,169	83.363	0	41.20
08/2012	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	87	7,629	87.686	0	40.00
05/2012	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	88	7,711	87.629	0	40.00
03/2012	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	89	8,854	99.48	0	39.40
11/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	81	7,396	91.308	0	39.10
09/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	86	6,858	79.744	0	38.30
05/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	92	8,719	94.774	0	39.30
03/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	88	8,500	96.587	0	40.60
01/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	98	8,433	86.052	0	39.30
10/2010	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	82	6,389	77.92	0	39.30
06/2010	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	98	6,818	69.567	0	41.10
02/2010	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	81	5,909	72.952	0	40.00
11/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	77	5,774	74.992	0	40.40
08/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	50	3,342	66.841	0	41.60
07/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	81	4,908	60.597	0	41.00
06/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	46	3,039	66.072	0	41.50
04/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	81	3,545	43.761	0	37.50
03/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	84	3,482	41.452	0	44.10
01/2009	VALERO MARKETING AND SUPPLY COMPANY (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	167	6,553	39.238	0	39.80
11/2008	VALERO MARKETING AND SUPPLY COMPANY (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	176	9,699	55.109	0	39.70

Monthly Production (Log) vs Time for: 42-179-81775(1), 42-179-81776(2)

County Name: Gray	Cum Gas Prod: 387
Operator Name: Gryphon Production Company, Llc	Cum Oil Prod: 147166
Field Name: Panhandle Gray County Field	Lease Number: 336 Dist: 10
Lease Name: Hood, J. A.	Well Number: Multiple Wells



Monthly Production Volume (MCF and BO)
1000
100
10
1
Jan-1971
Jan-1973
Jan-1975
Jan-1977
Jan-1979
Jan-1981
Jan-1983
Jan-1985
Jan-1987
Jan-1989
Jan-1991
Jan-1993
Jan-1995
Jan-1997
Jan-1999
Jan-2001
Jan-2003
Jan-2005
Jan-2007
Jan-2009
Jan-2011
Jan-2013
Time
Oil
Gas
Water

drillinginfo

DrillingInfo One-Page Production Summary

Tag This Element

API#	42-179-81775
Well#	1
Lease	HOOD, J. A.
Field	PANHANDLE GRAY COUNTY FIELD
Lease Operator	GRYPHON PRODUCTION COMPANY, LLC Well Op History
County	Gray
State	Texas
Location	,
Elevation	
Date Spud	--
Date TD	--
Logs Run	

Prod.	First Production	Most Recent Production	Cumulative (MCF & BBL)	Gravity (SG & API)	Gatherer
Oil	1/1/37	11/1/12	147,166	0.00	PLAML
Gas	1/1/37	11/1/12	387	0.00	

Most Recently Reported Monthly Production (12 Months)

Mo/Yr	Gas (MCF)					Oil (BBL)				Water (BW)	#Wells Flowing	#Wells Other	Avg Gas (MCF/D)	Avg Oil (BBL/D)	Avg Wtr (BW/D)
	Produced	Sold	Used	Vented/Flared	Other	Produced	Sold	Other	Closing						
12/2011	0	0	0	0	0	33	0	0	45	0	---	2	0.00	0.53	0.00
1/2012	0	0	0	0	0	17	0	0	62	0	---	2	0.00	0.27	0.00
2/2012	0	0	0	0	0	15	0	0	77	0	---	2	0.00	0.26	0.00
3/2012	0	0	0	0	0	26	74	0	29	0	---	2	0.00	0.42	0.00
4/2012	0	0	0	0	0	15	0	0	44	0	---	2	0.00	0.25	0.00
5/2012	0	0	0	0	0	46	72	0	18	0	---	2	0.00	0.74	0.00
6/2012	0	0	0	0	0	35	0	0	53	0	---	2	0.00	0.58	0.00
7/2012	0	0	0	0	0	24	0	0	77	0	---	2	0.00	0.39	0.00
8/2012	0	0	0	0	0	38	87	0	28	0	---	2	0.00	0.61	0.00
9/2012	0	0	0	0	0	51	0	0	79	0	---	2	0.00	0.85	0.00
10/2012	0	0	0	0	0	54	86	0	47	0	---	2	0.00	0.87	0.00
11/2012	0	0	0	0	0	29	0	0	76	0	---	2	0.00	0.48	0.00
Totals	0	0	0	0	0	383	319	0	635	0	---	---	---	---	---

Annual Production

Year	Gas (MCF)	Oil (BBL)	Water (BW)	#Wells Flowing	#Wells Other	Avg Gas (MCF/D)	Avg Oil (BBL/D)	Avg Wtr (BW/D)	Annual Dec. Gas	Annual Dec. Oil
1970	12	1,005	---	---	2	0.03	2.75	0.00	---	---
1971	12	1,029	---	---	2	0.02	1.41	0.00	---	---
1972	12	920	---	---	2	0.02	1.26	0.00	---	10.6%
1973	12	962	---	---	2	0.02	1.32	0.00	---	---
1974	12	1,054	---	---	2	0.02	1.44	0.00	---	---
1975	12	1,000	---	---	2	0.02	1.37	0.00	---	5.1%
1976	12	985	---	---	2	0.02	1.35	0.00	---	1.5%
1977	12	921	271	2	2	0.01	0.63	0.19	---	6.5%
1978	12	866	832	---	2	0.02	1.19	1.14	---	6.0%
1979	12	902	602	---	2	0.02	1.24	0.83	---	---
1980	12	931	328	---	2	0.02	1.28	0.45	---	---
1981	12	973	108	---	2	0.02	1.33	0.15	---	---
1982	12	877	486	---	2	0.02	1.20	0.67	---	9.9%
1983	12	805	505	---	2	0.02	1.10	0.69	---	8.2%

1984	12	604	236	---	2	0.02	0.83	0.32	---	25.0%
1985	12	760	430	---	2	0.02	1.04	0.59	---	---
1986	12	683	454	---	2	0.02	0.94	0.62	---	10.1%
1987	12	966	1,022	2	2	0.01	0.66	0.70	---	---
1988	12	715	2,438	---	2	0.02	0.98	3.34	---	26.0%
1989	11	418	1,537	---	2	0.02	0.57	2.11	8.3%	41.5%
1990	9	510	1,856	---	2	0.01	0.70	2.54	18.2%	---
1991	12	256	913	---	2	0.02	0.35	1.25	---	49.8%
1992	12	12	28	---	2	0.02	0.02	0.04	---	95.3%
1993	12	12	24	---	2	0.02	0.02	0.03	---	---
1994	2	2	4	---	2	0.00	0.00	0.01	83.3%	83.3%
1995	0	401	1,337	---	2	0.00	0.55	1.83	100.0%	---
1996	0	483	1,588	---	2	0.00	0.66	2.18	---	---
1997	0	182	586	---	2	0.00	0.25	0.80	---	62.3%
1998	0	152	478	---	2	0.00	0.21	0.66	---	16.5%
1999	0	62	184	---	2	0.00	0.08	0.25	---	59.2%
2000	0	25	69	---	2	0.00	0.03	0.09	---	59.7%
2001	0	53	148	---	1	0.00	0.15	0.41	---	---
2002	0	31	59	---	1	0.00	0.08	0.16	---	41.5%
2003	0	20	21	---	1	0.00	0.05	0.06	---	35.5%
2004	0	88	89	---	1	0.00	0.24	0.24	---	---
2005	101	270	153	---	1	0.28	0.74	0.42	---	---
2006	0	220	139	---	1	0.00	0.60	0.38	100.0%	18.5%
2007	0	358	1,061	---	2	0.00	0.49	1.45	---	---
2008	0	504	1,760	---	2	0.00	0.69	2.41	---	---
2009	0	468	657	---	2	0.00	0.64	0.90	---	7.1%
2010	0	214	---	---	2	0.00	0.29	0.00	---	54.3%
2011	0	348	---	---	2	0.00	0.48	0.00	---	---
2012	0	350	---	---	2	0.00	0.52	0.00	---	---
Totals	387	22,397	20,403	---	---	---	---	---	---	---

Back

Price Data Hub Page

drillinginfo

Lease Information

Lease Name:	HOOD, J. A.	Lease Id or Gas Id:	336, District 10 Texas
Operator:	GRYPHON PRODUCTION COMPANY, LLC (292351) Additional Comptroller Info		
Address:	106 E FRANCIS AVE PAMPA TX		
Phone:	806-688-9697	Fax:	
Oil Gatherer:	(PLAML) PLAINS MARKETING, L.P.		
Address:	P O BOX 4648 HOUSTON TX 77210-4648		
Phone:	713-646-4502		
Cumulative Production:	147,166 BBL, 387 MCF	Most Recent Production:	11/2012: 1 BBL/Day, 0 MCF/Day

Product Price Data

Oil Sales							
Prod Date	Taxpayer Name	Other Party	Gross BBL	Gross $	Gross $/BBL	Trucking Cost	Gravity
10/2012	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	86	7,170	83.372	0	41.20
08/2012	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	87	7,630	87.696	0	40.00
05/2012	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	72	6,309	87.629	0	40.00
03/2012	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	72	7,244	100.606	0	39.40
11/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	66	6,052	91.69	0	39.10
09/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	71	5,611	79.035	0	38.30
05/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	75	7,133	95.11	0	39.30
03/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	72	6,955	96.593	0	40.60
01/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	80	6,900	86.251	0	39.30
10/2010	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	67	5,227	78.018	0	39.30
06/2010	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	80	5,578	69.723	0	41.10
02/2010	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	66	4,835	73.254	0	40.00
11/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	77	5,775	75.001	0	40.40
08/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	50	3,343	66.854	0	41.60
07/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	81	4,909	60.604	0	41.00
06/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	46	3,039	66.072	0	41.50
04/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	81	3,545	43.761	0	37.50
03/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	84	3,482	41.457	0	44.10
01/2000	CONOCOPHILLIPS COMPANY (Purchaser),M	CALDWELL PRODUCTION CO INC	67	1,667	24.887	0	19.00

Gas Sales

DEFINITION OF TERMS AND ABBREVIATIONS

AFIT – After Federal Income Tax

BFIT – Before Federal Income Tax

Casinghead Gas – Gas that is contained within the oil in solution and liberated at the surface under atmospheric conditions by natural means (see Solution Gas)

Condensate – Liquid hydrocarbons expressed in stock tank barrels recovered from a gas rich in heavy hydrocarbon components

Gas-in-Place – The volume of gas in the formation

GOR – The ratio of produced gas to produced oil expressed as cubic feet of gas per barrel of oil

Gross – The total or 100% of the production or generated revenues of a property

MCF – Thousand cubic feet of gas

MMCF – Million cubic feet of gas

Net – Fraction of the production or generated revenues evaluated

Net BFIT Discounted Cash Flow – Discounted future cash flows back to time zero (see Present Worth)

Oil-in-Place – The volume of oil in the formation

Present Worth – Discounted future cash flows back to time zero

Pressure Decline Curve – Plot of shutin bottomhole pressure divided by the gas compressibility factor versus cumulative production

Solution Gas – Gas that is contained within the oil in solution and liberated at the surface under atmospheric conditions by natural means

Remaining Recoverable Reserve – The amount of hydrocarbons that are expected to be recovered from the producing formation(s) as of a specified date

STB – Stock Tank Barrels – Volume of 1 barrel of oil at surface pressure and temperature

Yield – The ratio of produced condensate expressed as STB of oil per MMCF of produced gas

WELLS AND DRILLING DEFINITIONS

WELL

A well is hole drilled in the earth for the purpose of (1) finding or producing crude oil or natural gas or (2) providing services related to the production of crude oil or natural gas.

Wells are classified as (1) oil wells; (2) gas wells; (3) dry holes; (4) stratigraphic tests or (5) service wells.

Oil wells, gas wells and dry holes are classified as exploratory wells or development wells. Exploratory wells are subclassified as (1) new-field wildcats; (2) new-pool wildcats; (3) deeper-pool tests; (4) shallower-pool tests and (5) outpost (extension) tests. Well classifications reflect the status of wells after drilling has been completed.

Total reported wells in the various categories include old wells drilled deeper, but do not include old wells worked over or water wells drilled to support exploratory or development drilling operations.

COMPLETION

The term "completion" refers to the installation of permanent equipment for the production of oil or gas. If a well is equipped to produce only oil or gas from one zone or reservoir, the definition of a "well" (classified as an oil well or gas well) and the definition of a "completion" are identical. However, if a well is equipped to produce oil and/or gas separately from more than one reservoir, a "well" is not synonymous with a "completion."

COMPLETION DATE

The date of completion of an oil well or a gas well is the date on which the installation of permanent equipment has been completed (for the production of oil or gas) as reported to the appropriate regulatory agency.

The date of completion of a dry hole is the date of abandonment as reported to the appropriate agency.

The date of completion of a service well is the date on which the well is equipped to perform the service for which it was intended.

OIL WELL

An oil well is a well completed for the production of crude oil from at least one oil zone or reservoir.

GAS WELL

A gas well is a well completed for the production of natural gas from one or more gas zones or reservoirs. Such wells contain no completions for the production of crude oil.

MULTIPLE COMPLETION WELL

A multiple completion well is a well equipped to produce oil and/or gas separately from more than one reservoir. Such wells contain multiple strings of tubing or other equipment which permit production from the various completions to be measured and accounted for separately.

For statistical purposes, a multiple completion well is reported as one well and classified as either an oil well or a gas well. If one of the several completions in a given well is an oil completion, the well is classified as an oil well. If all of the completions of a given well are gas completions, the well is classified as a gas well.

DRY HOLE

A dry hole is an exploratory or development well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

STRATIGRAPHIC TEST

A stratigraphic test is a drilling effort, geologically directed, to obtain information pertaining to a specific geological condition that might lead toward the discovery of an accumulation of hydrocarbons. Such wells are customarily drilled without the intention of being completed for hydrocarbon production. This classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration.

SERVICE WELL

A service well is a well drilled or completed for the purpose of supporting production in an existing field. Wells of this class are drilled for the following specific purposes:

1. Gas injection (natural gas, propane, butane or flue-gas)
2. Water injection
3. Steam injection
4. Air injection
5. Salt water disposal
6. Water supply for injection
7. Observation
8. Injection for in-situ combustion.

WATER WELL

A water well is a well drilled to (1) obtain a water supply to support drilling or plant operations or (2) obtain a water supply to be used in connection with an improved recovery program.

Water wells of the first type are not reported. Water wells drilled in connection with an improved recovery program are reported as service wells.

OLD WELL DRILLED DEEPER

An old well drilled deeper is a previously drilled hole which is reentered and deepened by additional drilling. Such wells are reported as (1) oil or gas wells if completed for the production of oil or gas or (2) dry holes if sufficient quantities of oil or gas are not found to justify completion at the greater depth.

OLD WELL WORKED OVER

An old well worked over is a previously drilled hole which is reentered for the purpose of improving or establishing production of oil or gas, but no additional footage is drilled. Such wells are not included in drilling statistics reported by the API.

DEVELOPMENT WELL

In general, a development well is a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive. If the well is completed for production, it is classified as an oil or gas development well. If the well is not completed for production, it is classified as a dry development hole.[1]

EXPLORATORY WELL

An exploratory well is a well drilled (1) to find and produce oil or gas in an unproved area; (2) to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or (3) to extend the limits of a known oil or gas reservoir. Exploratory wells include the following:

1. New-field wildcats
2. New-pool wildcats
3. Deeper-pool tests
4. Shallower-pool tests
5. Outpost (extension) tests

---

[1] Wells drilled within the proved area of an oil or gas reservoir but drilled to depths of less than or more than the depths of stratigraphic horizons known to be productive are classified as dry exploratory holes if they are not completed for the production of oil or gas.

Wells drilled within the proved area of an oil or gas reservoir but drilled to depths less than or more than the depths of stratigraphic horizons known to be productive are classified as successful exploratory wells if they are completed for the production of oil or gas in a new reservoir.

NEW-FIELD WILDCAT

A new-field wildcat is a well located on a structural feature or other type of trap which has not previously produced oil or gas. In regions where local geological conditions have little or no control over accumulations, these wells are generally at least two miles from the nearest productive area. Distance, however, is not the determining factor. Of greater importance is the degree of risk assumed by the operator and his intention to test a structure or stratigraphic condition not previously proved productive.

NEW-POOL WILDCAT

A new-pool wildcat is a well located to explore for a new pool on a structural feature or other type of trap already producing oil or gas but outside the known limits of the presently producing area. In some regions where local geological conditions exert an almost negligible control, exploratory holes of this type may be called "near wildcats." Such wells will usually be less than two miles from the nearest productive area.

DEEPER-POOL TEST

A deeper-pool test is an exploratory hole located within the productive area of a pool, or pools, already partly or wholly developed. It is drilled below the deepest productive pool in order to explore for deeper unknown prospects.

SHALLOWER-POOL TEST

A shallower-pool test is an exploratory well drilled in search of a new productive reservoir, unknown but possibly suspected from data secured from other wells, and shallower than know productive pools. The test is located within the productive area of a pool or pools previously developed.

OUTPOST (EXTENSION) TEST

An outpost is a well located and drilled with the expectation of extending for a considerable distance the productive area of a partly developed pool. It is usually two or more locations distant from the nearest productive site.

DIRECTIONAL (DEVIATED) WELL

A directional (deviated) well is a well purposely deviated from the vertical using controlled angles to reach an objective location other than one directly below the surface location. A directional well may be the original hole or a directional "sidetrack" hole which deviates from the original bore at some point below the surface.[2]

---

[2] The new footage associated with directional "sidetrack" holes should not be confused with footage resulting from remedial SIDETRACK DRILLING.

If there is a common bore from which two or more wells are drilled, the first complete bore from the surface to the original objective is classified and reported as a well drilled. Each of the deviations from the common bore is reported as a separate well.

SIDETRACK DRILLING

Sidetrack drilling is a remedial operation which results in the creation of a new section of well bore for the purpose of (1) detouring around junk, (2) redrilling lost hole or (3) straightening key seats and crooked holes.

BYPASSED FOOTAGE

Bypassed footage is the footage in that section of hole which is abandoned as the result of remedial sidetrack drilling operations.

REDRILL FOOTAGE

Occasionally a hole is lost or junked and a second hole may be drilled from the surface in close proximity to the first. Footage drilled for the second hole is defined as "redrill footage." Under these circumstances, the first hole is reported as a dry hole (exploratory or developmental) and the total footage is reported as dry hole footage. The second hole is reported as an oil well, gas well or dry hole according to the result. The redrill footage is included in the appropriate classification of total footage but is not reported as a separate classification by the API.

DEEPEST TOTAL DEPTH

The deepest total depth of a given well is the distance from a surface reference point (usually the Kelly bushing) to the point of deepest penetration measured along the well bore. If a well is drilled from a platform or barge over water and the reference point is above water, the depth of the water is included in the total length of the well bore.

DEPTH OF DEEPEST PRODUCTION

The depth of deepest production is the length of the well bore measured (in feet) from the surface reference point to the bottom of the open hole or the deepest perforation in the casing of a producing well.

PLUGGED-BACK FOOTAGE

Under certain conditions, drilling operations may be continued to a greater depth than that at which a potentially productive formation is found. If production is not established at the greater depth, the well may be completed in the shallower formation. Except in special situations, the length of the well bore from the deepest depth at which the well is completed to the maximum depth drilled is defined as "plugged-back footage."

Plugged-back footage is included in total footage drilled but it is not reported separately by the API.

FOOTAGE DRILLED

Total footage for wells in various categories, as reported for any specified period, includes (1) the deepest total depth (length of well bores) of all wells drilled from the surface, (2) the total of all bypassed footage drilled in connection with reported wells and (3) all new footage drilled for directional "sidetrack" wells.[2] In the case of old wells drilled deeper, the reported footage is that which was drilled below the total depth of the old well.

[2] The new footage associated with directional "sidetrack" holes should not be confused with footage resulting from remedial SIDETRACK DRILLING.

DEFINITION OF ECONOMIC PARAMETERS

PAYOUT

Payout is probably the simplest parameter to calculate after accumulating an estimated cash flow schedule. Payout can be defined as the length of time required for the total cash investment to be recovered by the net cash inflow generated by a project. The major shortcoming of payout is that it recognizes the period of time required to recoup the initial investment, but does not indicate the ultimate productivity of the cash inflow. It should be noted that the payout is based on undiscounted income.

NET CASH FLOW

Net cash flow is the actual profit gained by an investment. This is an absolute measure of the total profit gained. Net cash flow, however, does not consider the time element.

PROFIT/INVESTMENT RATIO (P/I UNDISC.)

This ratio is the total undiscounted net profit (net cash flow) generated by an investment divided by the original cost of the investment. This parameter provides a good means of comparing the worth of different projects for ranking purposes and for recognizing cash inflows beyond the time of payout.

The profit/investment ratio should not be confused with a "return on investment" or "number of times investment ratio (NTIR)," which does not account for recovery of the investment cost. For example, an NTIR of 1.0 would equal a profit/investment ratio of 0, or break-even. The NTIR is always 1.0 more than the P/I ratio.

DISCOUNTED PROFIT/INVESTMENT RATIO (P/I DISC.)

This ratio is defined as the present value profit at some discount rate divided by the cost of the investment. This parameter combines the advantages of the profit/investment ratio while recognizing the time value of money. A relatively "true" measure of profit is obtained if the discount rate represents either the current cost of capital or the current earning power of investment capital.

RATE OF RETURN

The rate of return, or discounted cash flow rate of return (sometimes called the investor's interest rate), is defined as the discount rate at which the present value of the cash inflow exactly equals the cost of the investment. Stated another way, the rate of return is the discount rate at which the discounted net cash flow is equal to zero. For example, if a project has a calculated rate of return of 30%, the future net cash flow discounted at 30% would equal zero.

Since the rate of return is based on the inherent assumption that reinvestment of funds at the rate of return is possible, it does not reveal a true picture of project return. However, it will give an indication of how a project will fare in comparison with some minimum acceptable rate of return. This parameter is essentially a measure of how rapidly profits are achieved and is very strongly influenced by high early year cash flows.

PETROLEUM RESERVES DEFINITIONS

Preamble

Petroleum[1] is the world's major source of energy and is a key factor in the continued development of world economies. It is essential for future planning that governments and industry have a clear assessment of the quantities of petroleum available for production and quantities which are anticipated to become available within a practical time frame through additional field development, technological advances, or exploration. To achieve such an assessment, it is imperative that the industry adopt a consistent nomenclature for assessing the current and future quantities of petroleum expected to be recovered from naturally occurring underground accumulations. Such quantities are defined as reserves, and their assessment is of considerable importance to governments, international agencies, economists, bankers, and the international energy industry.

The terminology used in classifying petroleum substances and the various categories of reserves have been the subject of much study and discussion for many years. Attempts to standardize reserves terminology began in the mid 1930's when the American Petroleum Institute considered classification for petroleum and definitions of various reserves categories. Since then, the evolution of technology has yielded more precise engineering methods to determine reserves and has intensified the need for an improved nomenclature to achieve consistency among professionals working with reserves terminology. Working entirely separately, the Society of Petroleum Engineers (SPE) and the World Petroleum Congresses (WPC) produced strikingly similar sets of petroleum reserve definitions for known accumulations which were introduced in early 1987. These have become the preferred standards for reserves classification across the industry. Soon after, it became apparent to both organizations that these could be combined into a single set of definitions which could be used by the industry worldwide. Contacts between representatives of the two organizations started in 1987, shortly after the publication of the initial sets of definitions. During the World Petroleum Congress in June 1994, it was recognized that while any revisions to the current definitions would require the approval of the respective Boards of Directors, the effort to establish a worldwide nomenclature should be increased. A common nomenclature would present an enhanced opportunity for acceptance and would signify a common and unique stance on an essential technical and professional issue facing the international petroleum industry.

As a first step in the process, the organizations issued a joint statement which presented a broad set of principles on which reserves estimations and definitions should be based. A task force was established by the Boards of SPE and WPC to develop a common set of definitions based on this statement of principles. The following joint statement of principles was published in the January 1996 issue of the SPE Journal of Petroleum Technology and in the June 1996 issue of the WPC Newsletter:

There is a growing awareness worldwide of the need for a consistent set of reserves definitions for use by governments and industry in the classification of petroleum reserves. Since their introduction in 1987, the Society of Petroleum Engineers and the World Petroleum Congresses reserves definitions have been standards for reserves classification and evaluation worldwide.

SPE and WPC have begun efforts toward achieving consistency in the classification of reserves. As a first step in this process, SPE and WPC issue the following joint statement of principles.

> *SPE and WPC recognize that both organizations have developed a widely accepted and simple nomenclature of petroleum reserves.*
>
> *SPE and WPC emphasize that the definitions are intended as standard, general guidelines for petroleum reserves classification which should allow for the proper comparison of quantities on a worldwide basis.*
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> *SPE and WPC emphasize that, although the definition of petroleum reserves should not in any manner be construed to be compulsory or obligatory, countries and organizations should be encouraged to use the core definitions as defined in these principles and also to expand on these definitions according to special local conditions and circumstances.*
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> *SPE and WPC recognize that suitable mathematical techniques can be used as required and that it is left to the country to fix the exact criteria for reasonable certainty of existence of petroleum reserves. No methods of calculation are excluded, however, if probabilistic methods are used, the chosen percentages should be unequivocally stated.*
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> *SPE and WPC agree that the petroleum nomenclature as proposed applies only to known discovered hydrocarbon accumulations and their associated potential deposits.*
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> *SPE and WPC stress that petroleum proved reserves should be based on current economic conditions, including all factors affecting the viability of the projects. SPE and WPC recognize that the term is general and not restricted to costs and price only. Probable and possible reserves could be based on anticipated developments and/or the extrapolation of current economic conditions.*
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> *SPE and WPC accept that petroleum reserves definitions are not static and will evolve.*

A conscious effort was made to keep the recommended terminology as close to current common usage as possible in order to minimize the impact of previously reported quantities and changes required to bring about wide acceptance. The proposed terminology is not intended as a precise system of definitions and evaluation procedures to satisfy all situations. Due to the many forms of occurrence of petroleum, the wide range of characteristics, the uncertainty associated with the geological environment, and the constant evolution of evaluation technologies, a precise classification system is not practical. Furthermore, the complexity required for a precise system would detract from its understanding by those involved in petroleum matters. As a result, the recommended definitions do not represent a major change from the current SPE and WPC definitions which have become the standards across the industry. It is hoped that the recommended terminology will integrate the two sets of definitions and achieve better consistency in reserves data across the international industry.

Reserves derived under these definitions rely on the integrity, skill, and judgment of the evaluator and are affected by the geological complexity, stage of development, degree of depletion of the reservoirs, and amount of available data. Use of these definitions should sharpen the distinction between the various classifications and provide more consistent reserves reporting.

Definitions

Reserves are those quantities of petroleum which are anticipated to be commercially recovered from known accumulations from a given date forward. All reserve estimates involve some degree of uncertainty. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability.

The intent of SPE and WPC in approving additional classifications beyond proved reserves is to facilitate consistency among professionals using such terms. In presenting these definitions, neither organization is recommending public disclosure of reserves classified as unproved. Public disclosure of the quantities classified as unproved reserves is left to the discretion of the countries or companies involved.

Estimation of reserves is done under conditions of uncertainty. The method of estimation is called deterministic if a single best estimate of reserves is made based on known geological, engineering, and economic data. The method of estimation is called probabilistic when the known geological, engineering, and economic data are used to generate a range of estimates and their associated probabilities. Identifying reserves as proved, probable, and possible has been the most frequent classification method and gives an indication of the probability of recovery. Because of potential differences in uncertainty, caution should be exercised when aggregating reserves of different classifications.

Reserves estimates will generally be revised as additional geologic or engineering data becomes available or as economic conditions change. Reserves do not include quantities of petroleum being held in inventory, and may be reduced for usage or processing losses if required for financial reporting.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Proved Reserves

Proved reserves are those quantities of petroleum which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable,

from a given date forward, from known reservoirs and under current economic conditions, operating methods, and government regulations. Proved reserves can be categorized as developed or undeveloped.

If deterministic methods are used, the term reasonable certainty is intended to express a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate.

Establishment of current economic conditions should include relevant historical petroleum prices and associated costs and may involve an averaging period that is consistent with the purpose of the reserve estimate, appropriate contract obligations, corporate procedures, and government regulations involved in reporting these reserves.

In general, reserves are considered proved if the commercial producibility of the reservoir is supported by actual production or formation tests. In this context, the term proved refers to the actual quantities of petroleum reserves and not just the productivity of the well or reservoir. In certain cases, proved reserves may be assigned on the basis of well logs and/or core analysis that indicate the subject reservoir is hydrocarbon bearing and is analogous to reservoirs in the same area that are producing or have demonstrated the ability to produce on formation tests.

The area of the reservoir considered as proved includes (1) the area delineated by drilling and defined by fluid contacts, if any, and (2) the undrilled portions of the reservoir that can reasonably be judged as commercially productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known occurrence of hydrocarbons controls the proved limit unless otherwise indicated by definitive geological, engineering or performance data.

Reserves may be classified as proved if facilities to process and transport those reserves to market are operational at the time of the estimate or there is a reasonable expectation that such facilities will be installed. Reserves in undeveloped locations may be classified as proved undeveloped provided (1) the locations are direct offsets to wells that have indicated commercial production in the objective formation, (2) it is reasonably certain such locations are within the known proved productive limits of the objective formation, (3) the locations conform to existing well spacing regulations where applicable, and (4) it is reasonably certain the locations will be developed. Reserves from other locations are categorized as proved undeveloped only where interpretations of geological and engineering data from wells indicate with reasonable certainty that the objective formation is laterally continuous and contains commercially recoverable petroleum at locations beyond direct offsets.

Reserves which are to be produced through the application of established improved recovery methods are included in the proved classification when (1) successful testing by a pilot project or favorable response of an installed program in the same or an analogous reservoir with similar rock and fluid properties provides support for the analysis on which the project was based, and, (2) it is reasonably certain that the project will proceed. Reserves to be recovered by improved recovery methods that have yet to be established through commercially successful applications are included in the proved classification only (1) after a favorable production response from the subject reservoir from either (a) a representative pilot or (b) an installed program where the

response provides support for the analysis on which the project is based and (2) it is reasonably certain the project will proceed.

Unproved Reserves

Unproved reserves are based on geologic and/or engineering data similar to that used in estimates of proved reserves; but technical, contractual, economic, or regulatory uncertainties preclude such reserves being classified as proved. Unproved reserves may be further classified as probable reserves and possible reserves.

Unproved reserves may be estimated assuming future economic conditions different from those prevailing at the time of the estimate. The effect of possible future improvements in economic conditions and technological developments can be expressed by allocating appropriate quantities of reserves to the probable and possible classifications.

Probable Reserves

Probable reserves are those unproved reserves which analysis of geological and engineering data suggests are more likely than not to be recoverable. In this context, when probabilistic methods are used, there should be at least a 50% probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable reserves.

In general, probable reserves may include (1) reserves anticipated to be proved by normal step-out drilling where sub-surface control is inadequate to classify these reserves as proved, (2) reserves in formations that appear to be productive based on well log characteristics but lack core data or definitive tests and which are not analogous to producing or proved reservoirs in the area, (3) incremental reserves attributable to infill drilling that could have been classified as proved if closer statutory spacing had been approved at the time of the estimate, (4) reserves attributable to improved recovery methods that have been established by repeated commercially successful applications when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics appear favorable for commercial application, (5) reserves in an area of the formation that appears to be separated from the proved area by faulting and the geologic interpretation indicates the subject area is structurally higher than the proved area, (6) reserves attributable to a future workover, treatment, re-treatment, change of equipment, or other mechanical procedures, where such procedure has not been proved successful in wells which exhibit similar behavior in analogous reservoirs, and (7) incremental reserves in proved reservoirs where an alternative interpretation of performance or volumetric data indicates more reserves than can be classified as proved.

Possible Reserves

Possible reserves are those unproved reserves which analysis of geological and engineering data suggests are less likely to be recoverable than probable reserves. In this context, when probabilistic methods are used, there should be at least a 10% probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable plus possible reserves.

In general, possible reserves may include (1) reserves which, based on geological interpretations, could possibly exist beyond areas classified as probable, (2) reserves in formations that appear to be petroleum bearing based on log and core analysis but may not be productive at commercial rates, (3) incremental reserves attributed to infill drilling that are subject to technical uncertainty, (4) reserves attributed to improved recovery methods when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics are such that a reasonable doubt exists that the project will be commercial, and (5) reserves in an area of the formation that appears to be separated from the proved area by faulting and geological interpretation indicates the subject area is structurally lower than the proved area.

Reserve Status Categories

Reserve status categories define the development and producing status of wells and reservoirs.

Developed: Developed reserves are expected to be recovered from existing wells including reserves behind pipe. Improved recovery reserves are considered developed only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Developed reserves may be sub-categorized as producing or non-producing.

> ***Producing:*** Reserves subcategorized as producing are expected to be recovered from completion intervals which are open and producing at the time of the estimate. Improved recovery reserves are considered producing only after the improved recovery project is in operation.
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> ***Non-producing:*** Reserves subcategorized as non-producing include shut-in and behind-pipe reserves. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells which were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future recompletion prior to the start of production.

Undeveloped Reserves: Undeveloped reserves are expected to be recovered: (1) from new wells on undrilled acreage, (2) from deepening existing wells to a different reservoir, or (3) where a relatively large expenditure is required to (a) recomplete an existing well or (b) install production or transportation facilities for primary or improved recovery projects.

Approved by the Board of Directors, Society of Petroleum Engineers (SPE) Inc., and the Executive Board, World Petroleum Congresses (WPC), March 1997.

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[i] **Petroleum:** For the purpose of these definitions, the term petroleum refers to naturally occurring liquids and gases which are predominately comprised of hydrocarbon compounds. Petroleum may also contain non-hydrocarbon compounds in which sulfur, oxygen, and/or nitrogen atoms are combined with carbon and hydrogen. Common examples of non-hydrocarbons found in petroleum are nitrogen, carbon dioxide, and hydrogen sulfide.